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                          FORM 8-K


              SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549


                       CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


Date of Report (Date of earliest event reported): April 3, 2000




                  CROWN CENTRAL PETROLEUM CORPORATION
        (Exact name of registrant as specified in its charter)



     Maryland                    1-1059         52-0550682
(State or other jurisdiction  (Commission      (IRS Employer
 of incorporation)            File Number)   Identification No.)




         One North Charles Street
         Baltimore, Maryland                   21201
(Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code:(410)539-7400


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Item 5.   Other Events
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     Crown received a proposal on March 6, 2000 from Rosemore,
Inc., a Maryland corporation that owns approximately 49% of Crown's Class A common stock and 11% of Crown's Class B common stock, to acquire all of the issued and outstanding Class A and Class B common stock held by shareholders other than Rosemore for a price of $8.35 per share. The proposal is subject to, among other conditions, the negotiation of a mutually acceptable merger agreement, the unanimous approval of Crown's independent directors, the approval of the transaction by Crown's shareholders, and the receipt of all necessary governmental approvals. Rosemore's proposal was subsequently extended to expire at 5 p.m. (Maryland time) on April 17, 2000, or when rejected.

     On March 29, 2000, Rosemore advised Crown that it was increasing its proposal to $9.35 per share, and that its proposal would expire at 5 p.m. (Maryland time) on March 31, 2000, or when rejected. Rosemore has since advised Crown, and has confirmed the advice by letter dated April 2, 2000, that its proposal has been extended until it is either rejected by Crown or withdrawn by Rosemore. Crown's board committee of its independent directors is continuing to consider Rosemore's proposal.

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ITEM 7(C)     EXHIBITS

Exhibit No.   Description
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   99.1       Press Release dated April 3, 2000.


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                           SIGNATURES


          Pursuant to the requirements of the Securities Exchange
Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         CROWN CENTRAL PETROLEUM CORPORATION
                         (Registrant)


                         By: /s/ John E. Wheeler, Jr.
                             ------------------------
                         Name:  John E. Wheeler, Jr.
                         Title: Executive Vice President --
                                Chief Financial Officer


Dated:   April 3, 2000


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                        EXHIBIT INDEX
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Exhibit No.   Description
-----------   ----------


   99.1       Press Release dated April 3, 2000.